Exhibit 99.1

Contact:	800 S. Douglas Road, 12th Floor
J. Marc Lewis, Vice President-Investor Relations	Coral Gables, Florida 33134
305-406-1815	Tel: 305-599-1800
305-406-1886 fax	Fax: 305-406-1960
marc.lewis@mastec.com	www.mastec.com

For Immediate Release

MasTec Announces Agreement to Purchase Wanzek Construction, Inc.

Coral Gables, FL (October 6, 2008) — MasTec, Inc. (NYSE: MTZ) today announced that it has signed a definitive purchase agreement to acquire Wanzek Construction, Inc. for $200 million in cash and the assumption of $15 million in debt. With the acquisition of Wanzek, MasTec will become one of the leading wind energy contractors in the country, capable of providing end-to-end construction services to wind farm owners and developers. Wanzek, which has been in existence more than 37 years, will also bring experience to MasTec in the construction of natural gas processing plants and compression stations, and other heavy/civil and industrial process construction.

Jose Mas, MasTec’s President and CEO noted, “With the acquisition of Wanzek, we are expanding our expertise in the wind energy and natural gas industries. We believe that energy independence will remain a long-term national priority and with MasTec’s expertise in wind farm construction, natural gas and energy transmission, we will be a leading player in that effort.” Mr. Mas added, “We were most impressed with the quality of Wanzek’s management and the long tenure of its team members. We anticipate significant revenue growth over the next few years as Wanzek continues to support the expansion of wind power, an important and growing source of domestic, renewable energy.”

Wanzek’s President and CEO Jon Wanzek noted, “We are delighted to join the MasTec team and look forward to combining our expertise in the wind, natural gas, industrial process, power and heavy construction industries in order to further serve our mutual customers. Since 2001 we have been involved in the construction of wind farms and believe that with MasTec’s resources at our disposal, we will be able to better meet the growing demand for our unique capabilities.”

From its base in Fargo, North Dakota, Wanzek manages a team of more than 1,100 highly-skilled workers and tradesmen which it deploys throughout the country and which is capable of working under extreme weather conditions. Wanzek maintains a fleet of approximately 500 pieces of heavy equipment, including a number of specialized heavy cranes, a critical component for the successful erection of wind turbine towers. Wanzek currently derives a significant portion of its revenue from wind farm construction, which includes foundation work, tower erection, the placement of turbines and rotors, site and road design and construction, and electrical design and installation. Wanzek has completed, or is in the process of completing, work on projects representing over 1,100 turbines and nearly 2,000 megawatts of power generating capacity. The Wanzek acquisition will complement MasTec, which already has expertise and contracts in the construction of the electrical collection systems, substations and transmission lines necessary to connect energy from the wind farms to the energy grid.

Wanzek also has a long track record in the construction of natural gas processing plants and compression stations and in the construction of industrial process plants, including biofuel plants. Wanzek’s experience in the natural gas industry will also complement MasTec’s existing natural gas infrastructure expertise and will enhance MasTec’s end-to-end design and construction capabilities within the natural gas industry.

Wanzek has experienced significant growth over the past several years, with revenue of $192 million in 2007, trailing twelve month revenue of $303 million as of June 30, 2008 and anticipated 2008 annual revenue exceeding $340 million. As of September, 2008, Wanzek had over $300 million in backlog, of which approximately 80% related to wind energy projects.

MasTec is currently reviewing various financing options, including equity and equity-linked alternatives.

Additional details of the Wanzek transaction, which is expected to be completed in the fourth quarter of 2008, are included in the 8-K which is being filed with the SEC.

Management will hold a conference call to discuss the transaction Monday, October 6, at 10:00 a.m. Eastern time. The call-in number for the conference call is (913) 312-1300 and the replay number is (719) 457-0820, with a pass code of 9377447. The replay will run for 24 hours. Additionally, the call will be broadcast live over the Internet and can be accessed and replayed for 24 hours through the investor relations section of the Company's website at www.mastec.com.

MasTec is a leading specialty contractor operating mainly throughout the United States across a range of industries. The Company’s core activities are the building, installation, maintenance and upgrade of communication and utility infrastructure systems. The Company’s corporate website is located at www.mastec.com.

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act. These statements are based on our current expectations and are subject to risks, uncertainties, and other factors, some of which are beyond our control, that are difficult to predict, and could cause actual results to differ materially from those expressed or forecasted in the forward-looking statements. Important factors that could cause actual results to differ materially from those in forward-looking statements include; our ability to obtain financing or otherwise consummate the Wanzek acquisition on a timely basis or at all, retain qualified personnel and key management, integrate Wanzek with MasTec within the expected timeframes and achieve the revenue, cost savings and earnings levels from the acquisition at or above the levels projected; Wanzek’s backlog is composed of services to be performed under existing contracts that in most cases can be canceled by the customer on short notice and therefore Wanzek’s backlog is subject to cancellation and unexpected adjustments and is an uncertain indicator of future operating results; economic downturns, reduced capital expenditures, reduced financing availability, consolidation and technological and regulatory changes in the industries we serve; public response to and the potential expiration or extension of the federal production tax credit and any similar local or state regulations affecting renewable energy projects; increases in fuel, maintenance, materials and other costs; any liquidity issues related to our securities held for sale; adverse determinations on any claim, lawsuit or proceeding; the highly competitive nature of our industry; our dependence on a limited number of customers; the ability of our and Wanzek’s customers to terminate or reduce the amount of work, or in some cases prices paid for services under many of our contracts; the adequacy of our insurance, legal and other reserves and allowances for doubtful accounts; any exposure related to our divested state Department of Transportation projects and assets; the restrictions imposed by our credit facility, senior notes and any future loans or securities; the outcome of our plans for future operations, growth and services, including backlog and acquisitions; any dilution or stock price volatility which shareholders may experience in connection with shares we may issue as consideration for earn-out obligations entered into in connection with past or future acquisitions; and the other factors referenced in the reports we furnish to and file with the SEC. We do not undertake any obligation to update forward-looking statements.